Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS FOURTH QUARTER 2006
EARNINGS INCREASE 34 PERCENT
REVENUES RISE 15 PERCENT OVER FOURTH QUARTER 2005
Dallas, February 28, 2007 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended December 31, 2006:
•	Total revenues for the quarter were $51.2 million, up 15.5 percent compared to $44.3 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 15.8 percent for the quarter.

•	Operating income was $6.3 million, a 30.5 percent increase compared with operating income of $4.8 million in the same quarter of 2005.

•	Net income increased 33.8 percent to $4.2 million, or $0.10 per diluted share, compared to net income for the three months ended December 31, 2005 of $3.1 million, or $0.07 per share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $8.8 million. EBITDA for the fourth quarter of 2005 totaled $7.5 million.

•	Gross margin was 39.6 percent, compared to 37.7 percent in the quarter ended December 31, 2005.

•	Selling, general and administrative expenses were $13.6 million (26.7 percent of revenues), compared to $11.6 million (26.2 percent of revenues) in the same quarter last year.

•	Tyler adopted FAS 123R effective January 1, 2006 and as a result, the fourth quarter results include non-cash, share-based compensation expense totaling $431,000, of which $37,000 is included in cost of revenues and $394,000 is included in selling, general and administrative expenses. The adoption of FAS 123R reduced diluted earnings per share for the fourth quarter of 2006 by $0.01.

•	Free cash flow was $3.3 million (cash provided by operating activities of $4.1 million minus capital expenditures of $833,000). For the fourth quarter of 2005, free cash flow was $3.9 million (cash provided by operating activities of $4.5 million minus capital expenditures of $589,000).
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Tyler Technologies Reports Fourth Quarter 2006
Earnings Increase 34 Percent
February 28, 2007

•	Total backlog was $205.9 million at December 31, 2006, compared to $165.4 million at December 31, 2005. Software-related backlog (excluding appraisal services) grew year-over-year by $46.3 million, or 34 percent, to $183.3 million at December 31, 2006.

•	Tyler is debt free and ended the fourth quarter of 2006 with $41.7 million in cash, short-term investments and restricted investments. The Company repurchased 46,000 shares of its common stock during the quarter at an aggregate cost of $608,500. For the year ending December 31, 2006, the Company repurchased one million shares of its common stock at an aggregate cost of $10.5 million. At year-end, approximately one million shares remained available to repurchase under the current board authorization.
Revenues for the year ended December 31, 2006 increased 14.6 percent to $195.3 million from $170.5 million in 2005. Operating income for the year 2006 increased 71.2 percent to $21.8 million, compared to $12.7 million in 2005. Net income for the year ended December 31, 2006 was $14.4 million, or $0.34 per diluted share, compared to net income of $8.2 million, or $0.19 per share, for the comparable period of 2005.
Results for the year ended December 31, 2005 include a pretax restructuring charge of $1.3 million recorded in the second quarter. Excluding the restructuring charge, operating income for the year ended December 31, 2005 would have been $14.0 million, and net income would have been $9.0 million, or $0.21 per share.
For the year ended December 31, 2006, free cash flow was $22.5 million (cash provided by operating activities of $26.8 million minus capital expenditures of $4.3 million), compared to free cash flow of $18.5 million (cash provided by operating activities of $21.2 million minus capital expenditures of $2.7 million) for the same period of 2005. Cash flow for the year 2005 included $1.3 million in cash expenditures for restructuring costs.
“Tyler’s fourth quarter and full year results were very strong by virtually any meaningful measure,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Fourth quarter revenue growth of 15 percent resulted in a new high in quarterly revenues of $51.2 million. Each of our business lines contributed to solid revenue and operating income growth. For the full year 2006, our earnings per share of $0.34 represents a 79 percent increase over 2005, even with the addition of new shared-based compensation expense.
“Free cash flow for the fourth quarter declined slightly from last year, primarily because of payroll timing. For the full year, free cash flow increased 22 percent over last year, and exceeded GAAP net income by 57 percent,” continued Mr. Marr. “We ended the year with a very healthy balance of cash and investments of nearly $42 million, after investing almost $23 million of cash in acquisitions and company stock repurchases during 2006.
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Tyler Technologies Reports Fourth Quarter 2006
Earnings Increase 34 Percent
February 28, 2006

“We continue to expect that Tyler will experience solid growth during 2007 and our current outlook remains consistent with the preliminary guidance we issued in January. New business signings were very strong in the fourth quarter and we began 2007 with a record high backlog of signed contracts,” Mr. Marr noted. “We look forward to expanding revenue, earnings and cash flow in 2007, while concurrently making substantial investments in both existing and new products, including our recently announced joint development partnership with Microsoft. However, as was the case in 2006, we expect that first quarter 2007 earnings will not reach the level achieved in the fourth quarter of 2006 and that more than 60 percent of our annual earnings will come in the second half of 2007.”
Annual Guidance for 2007
Total revenues for 2007 are currently expected to be in the range of $218 million to $222 million. Tyler expects to have diluted earnings per share of approximately $0.39 to $0.44. These estimates include assumed pretax expense for the year of approximately $2.5 million, or $0.05 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2007 will be approximately 38 percent.
Tyler expects that free cash flow for the year 2007 will be between $25 million and $29 million (cash provided by operations of $29 million to $32 million minus capital expenditures of between $3.5 million and $4.0 million).
Tyler Technologies will hold a conference call on Thursday, March 1 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 811-8845 for U.S. dialers and (913) 981-4905 for international dialers. Please refer to confirmation code 4893036. A replay of the call will be available two hours after the completion of the call through March 8, 2007. To access the replay, please dial (888) 203-1112 for U.S. dialers and (719) 457-0820 for international dialers. A live Webcast of the call can be accessed on the Company’s Web site at www.tylertech.com and reference pass code 4893036. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylertech.com.
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Tyler Technologies Reports Fourth Quarter 2006
Earnings Increase 34 Percent
February 28, 2006

Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
07-15

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$17,212	$20,733
Short-term investments available-for-sale	19,543	11,750
Restricted investments	4,962	4,750
Accounts receivable, net	58,188	49,644
Other current assets	9,190	7,359
Deferred income taxes	2,579	2,128

Total current assets	111,674	96,364

Accounts receivable, long-term portion	1,675	1,547
Property and equipment, net	7,390	5,759

Other assets:
Goodwill and other intangibles, net	99,371	90,312
Restricted investments	—	250
Other	166	205

Total assets	$220,276	$194,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$85,185	$70,950
Deferred income taxes	9,216	11,290
Shareholders’ equity	125,875	112,197

Total liabilities and shareholders’ equity	$220,276	$194,437

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Software licenses	$9,597	$8,190	$37,414	$29,552
Software services	14,910	12,708	57,588	51,532
Maintenance	19,193	16,846	73,413	64,728
Appraisal services	5,028	4,443	19,755	18,374
Hardware and other	2,427	2,120	7,133	6,271

Total revenues	51,155	44,307	195,303	170,457

Cost of revenues:
Software licenses	2,388	2,418	9,980	9,101
Acquired software	353	199	1,360	794
Software services and maintenance	22,989	20,300	90,330	80,347
Appraisal services	3,317	3,143	13,563	14,188
Hardware and other	1,869	1,547	5,266	4,540

Total cost of revenues	30,916	27,607	120,499	108,970

Gross profit	20,239	16,700	74,804	61,487

Selling, general and administrative expenses	13,639	11,590	51,711	46,242
Restructuring charge	—	—	—	1,260
Amortization of customer and trade name intangibles	345	316	1,318	1,266

Operating income	6,255	4,794	21,775	12,719
Other income, net	477	303	1,080	906

Income before income taxes	6,732	5,097	22,855	13,625
Income tax provision	2,555	1,976	8,493	5,432

Net income	$4,177	$3,121	$14,362	$8,193

Earnings per common share:
Basic	$0.11	$0.08	$0.37	$0.21

Diluted	$0.10	$0.07	$0.34	$0.19

EBITDA (1)	$8,839	$7,502	$31,687	$23,356

Weighted average common shares outstanding:
Basic	38,851	38,829	38,817	39,439
Diluted	42,163	41,869	41,868	42,075

(1)	Reconciliation of EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income	$4,177	$3,121	$14,362	$8,193
Amortization of customer and trade name intangibles	345	316	1,318	1,266
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,165	2,270	8,784	9,177
Interest income included in other income, net	(403)	(181)	(1,270)	(712)
Income tax provision	2,555	1,976	8,493	5,432

EBITDA	$8,839	$7,502	$31,687	$23,356